UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 10, 2007 (July 2, 2007)
PAR PHARMACEUTICAL COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	File Number 1-10827	22-3122182
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Tice Boulevard, Woodcliff Lake, New Jersey	07677
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (201) 802-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 2, 2007, Par Pharmaceutical, Inc., the registrant’s wholly-owned operating subsidiary (the “Company”), and BioAlliance Pharma SA, a French company (“BioAlliance”), entered into an exclusive licensing agreement (the “Agreement”) pursuant to which the Company received exclusive commercialization rights in the United States to BioAlliance’s Loramyc (miconazole Lauriad®), an innovative antifungal therapy for which BioAlliance is seeking regulatory approval in the United States for the treatment of oropharyngeal candidiasis, an opportunistic infection commonly found in immunocompromised individuals, including those with HIV and cancer (the “Product”). The Product is currently in Phase III clinical development. In exchange for the U.S. commercialization rights, the Company made an initial payment to BioAlliance of $15 million and will make a subsequent payment of $20 million upon (and subject to) BioAlliance’s receipt of FDA approval for the Product. Pursuant to the Agreement, the Company will pay BioAlliance royalties on future sales of the Product in the United States, and BioAlliance will be eligible to receive additional milestone payments if net sales of the Product reach certain threshold amounts in any given calendar year. Under a separate supply agreement between BioAlliance and the Company, BioAlliance (or its subcontractor) will manufacture and supply development and commercial quantities of the Product to the Company.
Certain statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that any statements made in this Current Report on Form 8-K contain information that is not historical, such statements are essentially forward-looking and are subject to certain risks and uncertainties, including the risks and uncertainties discussed from time to time in the Company’s filings with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements included in this Current Report on Form 8-K are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated as of: July 10, 2007

PAR PHARMACEUTICAL COMPANIES, INC.

(Registrant)

/s/ Thomas Haughey

Name:	Thomas Haughey
Title:	Executive Vice President — General Counsel